                                 SCHEDULE 14A

                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          SOUTHWALL TECHNOLOGIES INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
             N/A
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
             N/A
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1).
             N/A
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
             N/A
     -------------------------------------------------------------------------


[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                          SOUTHWALL TECHNOLOGIES INC.
                              1029 CORPORATION WAY
                          PALO ALTO, CALIFORNIA  94303
                                 _____________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Southwall Technologies Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 11, 1995, at 3:00 p.m. at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California, for the following purposes:

     1. To elect five directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the selection of Price Waterhouse as independent accountants of the Company for the fiscal year ending December 31, 1995.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 20, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.



                              /s/ ALFRED V. LARRENAGA

                              ALFRED V. LARRENAGA
                              Secretary

Palo Alto, California
March 31, 1995


ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.
A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                PROXY STATEMENT
                                   __________

                          SOUTHWALL TECHNOLOGIES INC.
                              1029 CORPORATION WAY
                          PALO ALTO, CALIFORNIA  94303
                                   __________

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

          The enclosed proxy is solicited on behalf of the Board of Directors of Southwall Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 11, 1995, at which stockholders of record on March 20, 1995 will be entitled to vote. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement.
On February 28, 1995, 5,846,745 shares of the Company's common stock ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by said stockholder.

          Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

          The Company intends to mail this proxy statement and the accompanying proxy card on or about April 3, 1995 to all stockholders entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

          Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the Secretary of the Company at the Company's principal executive office, 1029 Corporation Way, Palo Alto, California, 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by the holder of record attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SOLICITATION

          The Company will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

          Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

          There are five nominees for the five positions on the Board of Directors of the Company (the "Board") authorized pursuant to the Company's Bylaws. Each of the five nominees listed below is currently a director of the Company. Four of the five directors were elected by the stockholders at the last annual meeting. The five candidates receiving the highest number of affirmative votes cast at the Annual Meeting will be elected directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

                       MANAGEMENT RECOMMENDS A VOTE "FOR"
                 EACH OF THE NOMINEES FOR DIRECTOR NAMED BELOW.

NOMINEES

          Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of February 28, 1995.

           Name                     Age
           ----                     ---

     Bruce J. Alexander(2).......    50
     Joseph B. Reagan(2).........    60
     Martin M. Schwartz..........    50
     Walter C. Sedgwick(1)(2)....    48
     J. Larry Smart(1)...........    47

- ------------
(1) Member of the Audit Committee.
(2) Member of the Human Resources Committee.

                             -------------------

          Mr. Alexander became a director of the Company in April 1981. Since 1994, he has been a Senior Vice President with Needham & Co., Inc., investment bankers. From 1991 to 1994, he was a General Partner with Materia Ventures, L.P., a venture capital firm investing in advanced materials companies. From March 1987 to July 1991, he was President and Chief Executive Officer of the Company. From 1982 to March 1987, he held various offices with the Company, including Executive Vice President, Vice Chairman of the Board, Chairman and acting Chief Executive Officer, and Chief Financial Officer.

          Dr. Reagan has served as a director of the Company since June 1993, and previously served as a director from October 1987 through May 1992. Since 1959, he has held various positions with Lockheed Corporation, a diversified defense contractor. Dr. Reagan currently serves as Vice President and General Manager for the Research and Development Division of Lockheed Missiles and Space Company, Inc.

          Mr. Schwartz became a director, President and Chief Executive Officer of the Company in May 1994. From April 1988 to May 1994, he was Vice President, Operations of the Company.

          Mr. Sedgwick has served as a director of the Company since January 1979. He has been a private investor for more than the past five years.

          Mr. Smart has served as Chairman of the Board since March 1994 and as a director of the Company since July 1991. From May 1994 to February 1995, he was President and Chief Executive Officer of Maxtor Corporation. From July 1991 to May 1994, he was President and Chief Executive Officer of the Company. From November 1987 to July 1991, he was Sr. Vice President of SCI Systems, Inc.


MANAGEMENT
          Set forth below is certain information regarding executive officers of the Company who are not nominees, including their ages and positions as of February 28, 1995.

       Name                  Age             Position
       ----                  ---             --------

Robert L. Cormia..........    59   Senior Vice President, Technology

Leonard H. Garigliano.....    45   Vice President, Operations

Thomas G. Hood............    39   Vice President/General Manager,
                                   International Operations

Alfred V. Larrenaga.......    47   Senior Vice President, Chief Financial
                                   Officer and Secretary

Ted L. Larsen, Ph.D.......    60   Vice President, Aerospace and Engineered
                                   Products

Catherine B. Poliak.......    37   Vice President, Human Resources

F. Eugene Woodard, Ph.D...    45   Vice President, Engineering

          Mr. Cormia became Senior Vice President, Technology in March 1988. From October 1986 to February 1988, he served as Vice President, Technology and Operations. From June 1983 to October 1986, he served as the Company's Vice President, Engineering, and from January 1979 until June 1983, he was Director of Thin Film Development.

          Mr. Garigliano became Vice President, Operations in July 1994. Previously, he held various positions at Courtaulds Performance Films, a division of Courtaulds Plc, from September 1990 to July 1994, and at Letrasat Nielsen & Bainbridge, a division of Esselte from September 1981 to August 1990.

          Mr. Hood became Vice President/General Manager International Operations in January 1995. From October 1991 to January 1995, he was Vice President, Marketing and Sales. From September 1990 to October 1991, he was Vice President, Business Development. From June 1989 to September 1990, he served as Vice President, Glazing Laminates. Previously, from July 1981 to June 1989, he served in various positions with the Company including Director of New Product Development and Director of Engineering Development.

          Mr. Larrenaga became Senior Vice President, Chief Financial Officer and Secretary in May 1994. From August 1988 to May 1994, he was Vice President, Finance, Chief Financial Officer and Secretary of the Company.

          Dr. Larsen became Vice President, Aerospace and Engineered Products in January 1994. From September 1989 to January 1994, he served as Vice President, Engineering.

          Ms. Poliak became Vice President, Human Resources in January 1994. From November 1988 to January 1994, she served as Director of Human Resources. Previously, from January 1983 to November 1988, she served in various other positions with the Company.

          Dr. Woodard became Vice President, Engineering in January 1994. From September 1989 to January 1994, he served as Director of Advanced Products.

ATTENDANCE, COMMITTEES AND COMPENSATION OF DIRECTORS

          The Board, which held eleven meetings during 1994, currently has two standing committees, the Audit Committee and the Human Resources Committee.

          The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants, reviews the results of the annual audit, and evaluates the Company's accounting systems and internal financial controls. The Audit Committee held two meetings during 1994. The Human Resources Committee is authorized to periodically make and review recommendations regarding employee compensation and to perform such other duties regarding compensation for employees as the Board may delegate to such Committee from time to time. The Stock Option Committee, a sub-committee of the Human Resources Committee, is authorized to administer the Company's stock option plans. The Human Resources Committee held three meetings during 1994. During 1994, each nominee for director attended more than 75% of the aggregate of the meetings of the Board and of the committees on which he served.

          The Company paid during 1994 and currently pays its non-employee directors (other than the Chairman of the Board) an annual fee of $6,000 for their services as directors of the Company. In addition, each non-employee, except the chairman, member of the Board is paid $500 plus expenses for each Board Meeting attended. Non-employee directors who serve on committees of the Board receive a fee of $500 for each committee meeting attended, and committee chairmen receive $750 for each committee meeting attended. The Company pays an annual fee of $24,000 to the Chairman of the Board.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of February 28, 1995 by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) all directors, (iii) the five most highly compensated executive officers, and (iv) all officers and directors as a group.

                                           Beneficial Ownership(1)
                                           -----------------------
                                                        Approximate
                                          Number of      Percent of
        Name and Address                   Shares          Class
        ----------------                  ---------     -----------
Monsanto Company (2)...................    698,254          11.3%
   800 North Lindbergh Boulevard
   St. Louis, MO  63167


Ashley K. Carrithers(3)..............   370,276   6.3%
   Crystal Island Ranch, Box 278
   Carbondale, CO  81623

State Farm Mutual....................   340,000   5.8%
 Automobile Insurance Company
   One State Farm Plaza
   Bloomington, IL  61710

Advisory Clients of
   Dimensional Fund Advisors, Inc....   300,600   5.1%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

Bruce J. Alexander (4)...............    18,897     *

Robert L. Cormia (8).................    25,248     *

Leonard H. Garigliano................         -     *

Thomas G. Hood (5)(8)................     9,659     *

Alfred V. Larrenaga..................         -     *

Joseph B. Reagan (8).................    31,311     *

Martin M. Schwartz...................     8,550     *

Walter C. Sedgwick (6)(8)............   180,036   3.1%

J. Larry Smart (7)...................    27,000     *

F. Eugene Woodard....................         -     *

All officers and directors as a
   group (12 persons) (4)-(8)........   311,587   5.3%

- ----------
* Less than one percent.

(1) The table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting and investment power with respect to all securities shown as beneficially owned, subject to community property laws where applicable and the information contained in the footnotes to the table.

(2) Includes 266,331 shares that Monsanto Company had the right to receive upon conversion of a convertible debenture within 60 days of March 20, 1995.

(3) Includes 3,400 shares held by Mr. Carrithers' wife and 5,000 shares held by Mr. Carrithers' son.

(4) Includes 654 shares held by Mr. Alexander's wife and 9,421 shares held by Mr. Alexander's daughter.

(5) Includes 100 shares held by Mr. Hood's daughter and 100 shares held by Mr. Hood's son.

(6)  Includes 7,272 shares held in trust for Mr. Sedgwick's son.

(7)  Includes 7,200 shares held by Mr. Smart's son.

(8) For each such officer or director, the number includes shares that such officer or director had the right to acquire within 60 days of March 20, 1995 pursuant to outstanding options.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning compensation paid to or accrued for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company.


                           SUMMARY COMPENSATION TABLE

                                                            Long-Term
                                                           Compensation
                                                           ------------
                                                            Securities
                                                            Underlying     All Other
Name and                         Annual Compensation          Options/       Compen-
Principal Position      Year  Salary(1)($) Bonus(1)(2)($)   SARs(#)(3)    sation($)(4)
- ------------------      ----  -----------  --------------   ------------  ------------
Martin M. Schwartz      1994     156,764             --       133,999(5)           --
President & Chief       1993     126,875          11,000       15,000(6)           --
Executive Officer       1992     130,154          31,000           --              --

Alfred V. Larrenaga     1994     131,808             --       135,999(5)           --
Sr. Vice President &    1993     117,907          17,000       15,000(6)           --
Chief Financial Officer 1992     114,692          30,000           --              --

Robert L. Cormia        1994     116,531             --        85,125(5)           --
Sr. Vice President,     1993     110,518             --         7,500(6)           --
Technology              1992     112,200          25,000           --              --

Thomas G. Hood          1994     115,504             --        60,217(5)        1,895
Vice President/         1993     109,343           5,000        6,000(6)        1,539
General Manager,        1992     109,211          22,000        7,500(6)        2,304
International
Operations

F. Eugene Woodard      1994      102,339             --        49,000(5)       13,772
Vice President,        1993       89,659          2,500         8,000(6)       11,530
Engineering            1992       89,535          3,000        11,000(6)       11,507

(1) The amounts listed under salary and bonus include amounts deferred pursuant to the Company's 401(k) Plan and Deferral Election Plan.

(2) Cash bonuses have been listed in the year earned, but were generally paid in the following year. Bonuses were calculated based on the operating results of the Company and/or performance of the individuals.

(3) Option grants are under the Company's Restated 1987 Stock Option Plan administered by the Human Resources Committee of the Board. See "Stock Options/SAR Grants in 1994."

(4) The amounts listed under "All Other Compensation" include $10,000 compensation paid to Dr. Woodard pursuant to his employment agreement, and Company paid patent awards for Mr. Hood and Dr. Woodard.

(5) This number includes shares subject to options that were granted to replace, in reduced numbers, previously granted options that were canceled in 1994, as described under "Repricing of Stock Options" and "Option Cancellations and Regrants (Repricings)" in the "Report of the Board of Directors Concerning Executive Compensation." The total number of new shares for which each of the named executive officers received stock options in 1994, after subtracting the number of shares subject to options that were canceled in 1994 is: Mr. Schwartz, 86,000; Mr. Larrenaga, 52,000; Mr. Cormia, 12,000; Mr. Hood, 10,000; Dr. Woodard 10,000.

(6) These options were canceled in 1994 in connection with the repricing of options in October 1994. See (5) above.


                        STOCK OPTION/SAR GRANTS IN 1994

          The following table contains information concerning the grant of stock options made under the Company's 1987 Stock Option Plan for the 1994 fiscal year to the Chief Executive Officer and each of the executive officers listed in the Summary Compensation Table. No stock appreciation rights ("SARs") were granted during the fiscal year to such individuals.


                              Number of
                             Securities
                             Underlying       % of Total                                  Potential Realizable Value at Assumed
                            Options/SARs   Options Granted   Exercise or                          Annual Rates Stock Price
                              Granted       to Employees     Base Price      Expiration      Appreciation for Option Term(2)
Name                         (#)(1)(3)        in 1994          ($/Sh)           Date          0%          5%($)       10%($)
- ----                        ------------    --------------   ----------      -----------  ---------    ----------  ------------
Martin M. Schwartz          11,000(4)            0.72            5.38           2/14/01     $     0      $ 24,092      $ 56,145
                            75,000(5)            4.91            3.38           5/19/01     $     0      $103,200      $240,500
                            47,999(6)            3.14            2.50        10/96-2/01(7)  $11,999      $ 39,341      $ 71,889

Alfred V. Larrenaga         12,000(4)            0.79            5.38           2/14/01     $     0      $ 26,282      $ 61,249
                            40,000(5)            2.62            3.38           5/19/01     $     0      $ 55,040      $128,267
                            83,999(6)            5.50            2.50        10/96-2/01(7)  $21,000      $ 81,705      $157,398

Robert L. Cormia            12,000(4)            0.79            5.38           2/14/01     $     0      $ 26,282      $ 61,249
                            73,125(6)            4.79            2.50        10/96-2/01(7)  $18,281      $ 51,567      $ 90,041

Thomas G. Hood              10,000(4)            0.66            5.38           2/14/01     $     0      $ 21,902      $ 51,041
                            50,217(6)            3.29            2.50        10/96-2/01(7)  $12,554      $ 59,907      $118,930

F. Eugene Woodard           10,000(4)            0.66            4.50           1/17/01     $     0      $ 18,320      $ 42,692
                            39,000(6)            2.55            2.50        10/96-2/01(7)  $ 9,750      $ 34,962      $108,165

(1) Option grants are under the Company's Restated 1987 Stock Option Plan administered by the Stock Option Committee of the Board.

(2) Potential realizable value is based on assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(3) In the event of certain corporate transactions such as an acquisition or liquidation of the Company, the outstanding options of the Company's executive officers will become immediately exercisable for fully-vested shares of Common Stock. See "Severance Agreements".

(4) Options were granted on January 17, 1994 and February 14, 1994, at fair market value and become exercisable at a rate of 25% per year.

(5) Options were granted on May 19, 1994, at fair market value and become exercisable at a rate of 25% per year, in connection with promotions for Mr. Schwartz to President/CEO and for Mr. Larrenaga to Sr. Vice President, Chief Financial Officer. In connection with these grants, previous grants for 50,000 shares and 30,000 shares to Mr. Schwartz and Mr. Larrenaga, respectively, were canceled.

(6) Options which were granted in connection with repricing (cancellation and regranting of shares) on October 17, 1994. Each optionee surrendered four shares for each three shares regranted. The fair market value at date of grant was $2.75. These options become exercisable at various dates as described under "Options Cancellation and Regrants (Repricings)" in the "Report of the Board of Directors Concerning Executive Compensation."

(7)  Options expiring on various dates between October 1996 and February 2001.



                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                         AND YEAR END OPTION/SAR VALUES


          The table below sets forth information concerning the unexercised options held as of the end of the 1994 fiscal year by the Company's Chief Executive Officer and the executive officers listed in the Summary Compensation Table. None of the named executive officers exercised options to purchase Common Stock during the last fiscal year.

                                                                                            Value of Unexercised in-
                                             Number of Securities                            the-Money Options/SARs
                                            Underlying Unexercised                             at Year End (Market
                                          Options/SARs at Year End(#)                      Price at Year End $2.75/Sh)
                                          ---------------------------                      ---------------------------
                 Name                     Exercisable   Unexercisable                      Exercisable   Unexercisable
                 ----                     -----------   -------------                      -----------   -------------
Martin M. Schwartz                               0           136,499                         $    0          $12,000

Alfred V. Larrenaga                              0            83,999                         $    0          $21,000

Robert L. Cormia                             9,720            73,125                         $2,430          $18,281

Thomas G. Hood                               8,460            50,217                         $  990          $12,554

F. Eugene Woodard                                0            39,000                         $    0          $ 9,750

                           REPRICING OF STOCK OPTIONS


       As discussed in the "Report of the Board of Directors Concerning Executive Compensation," in October 1994, the Company determined that the weak performance of the Company's stock price was severely limiting the motivational and retention value of the options held by its employees. In response, the Company implemented a program under which employees could "trade in" a number of higher-priced options for a smaller number of lower-priced options. Employees could elect to turn in options of any price and receive three-fourths the number of options at $2.50 per share in return. Those options vested at the time of cancellation and regrant would revest in one year; those options unvested at the time of the cancellation and regrant would vest on the original option schedule, but no sooner than within one year. The executive officers elected to participate in this program and the following table sets forth the repricing of options held by any executive officer since the Company's initial public offering in 1987.



                                     Number of                                                                         Length of
                                    Securities     Number of      Market Price   Exercise Price                    Original Option
                                    Underlying     Securities      of Stock         of Stock                        Term Remaining
                         Date of      Options    Underlying New   at Time of      at Time of     New Exercise         at Time of
Name                    Repricing    Repriced    Options Granted  Repricing($)    Repricing($)     Price($)        Repricing (Yrs.)
- ----                    ---------   ----------   ---------------  ------------   --------------  ------------    ------------------
Martin M. Schwartz      10/17/94       7,500          5,625            2.75           5.00            2.50                 1.1
President & Chief       10/17/94       9,000          6,750            2.75           7.25            2.50                 2.0
Executive Officer       10/17/94      12,000          9,000            2.75           4.75            2.50                 3.1
                        10/17/94      11,249          8,437            2.75           5.38            2.50                 5.3
                        10/17/94       8,250          6,188            2.75           5.38            2.50                 6.3

Alfred V. Larrenaga     10/17/94      11,250          8,438            2.75           5.00            2.50                 1.1
Sr. Vice President &    10/17/94      11,250          8,438            2.75           7.25            2.50                 2.0
Chief Financial Officer 10/17/94      11,250          8,438            2.75           4.75            2.50                 3.1
                        10/17/94      11,249          8,437            2.75           5.38            2.50                 5.3
                        10/17/94       9,000          6,750            2.75           5.38            2.50                 6.3
                        10/17/94      30,000         22,500            2.75           3.38            2.50                 6.6

Robert L. Cormia        10/17/94      30,000         22,500            2.75           4.50            2.50                 0.2
Sr. Vice President,     10/17/94       7,500          5,625            2.75           5.00            2.50                 1.1
Technology              10/17/94       7,500          5,625            2.75           7.25            2.50                 2.0
                        10/17/94       7,500          5,625            2.75           4.75            2.50                 3.1
                        10/17/94       6,000          4,500            2.75           3.25            2.50                 4.2
                        10/17/94       5,625          4,219            2.75           5.38            2.50                 5.3
                        10/17/94       9,000          6,750            2.75           5.38            2.50                 6.3

Thomas G. Hood          10/17/94       8,250          6,188            2.75           4.50            2.50                 0.2
Vice President/         10/17/94       2,046          1,535            2.75           5.00            2.50                 1.1
General Manager         10/17/94      13,500         10,125            2.75           7.25            2.50                 1.7
International           10/17/94       2,046          1,535            2.75           7.25            2.50                 2.0
Operations              10/17/94       6,750          5,063            2.75           4.75            2.50                 3.1
                        10/17/94       5,625          4,219            2.75           5.63            2.50                 4.7
                        10/17/94       4,500          3,375            2.75           5.38            2.50                 5.3
                        10/17/94       7,500          5,625            2.75           5.38            2.50                 6.3

F. Eugene Woodard       10/17/94      11,250          8,438            2.75           7.25            2.50                 2.0
Vice President,         10/17/94       3,000          2,250            2.75           4.75            2.50                 3.1
Engineering             10/17/94       3,000          2,250            2.75           3.25            2.50                 4.2
                        10/17/94       5,250          3,938            2.75           5.63            2.50                 4.7
                        10/17/94       3,000          2,250            2.75           6.00            2.50                 5.1
                        10/17/94       6,000          4,500            2.75           4.38            2.50                 5.8
                        10/17/94       7,500          5,625            2.75           4.50            2.50                 6.3

Ted L. Larsen           10/17/94      37,500         28,125            2.75           7.25            2.50                 2.0
Vice President,         10/17/94       7,500          5,625            2.75           4.75            2.50                 3.1
Aerospace &             10/17/94       7,500          5,625            2.75           5.38            2.50                 5.3
Engineered Products     10/17/94       5,625          4,219            2.75           5.38            2.50                 6.3

Catherine B. Poliak     10/17/94         900            675            2.75           2.50            2.50                 0.8
Vice President,         10/17/94       1,575          1,181            2.75           5.00            2.50                 2.4
Human Resources         10/17/94       1,500          1,125            2.75           4.50            2.50                 0.2
                        10/17/94       3,750          2,813            2.75           5.00            2.50                 3.8
                        10/17/94         750            563            2.75           5.00            2.50                 1.1
                        10/17/94       1,500          1,125            2.75           7.25            2.50                 2.0
                        10/17/94       1,875          1,406            2.75           4.75            2.50                 3.1
                        10/17/94       1,650          1,238            2.75           6.00            2.50                 5.1
                        10/17/94       3,150          2,363            2.75           4.38            2.50                 5.8
                        10/17/94      15,000         11,250            2.75           4.50            2.50                 6.3



                                     Number of                                                                         Length of
                                    Securities     Number of      Market Price   Exercise Price                    Original Option
                                    Underlying     Securities      of Stock         of Stock                        Term Remaining
                         Date of      Options    Underlying New   at Time of      at Time of     New Exercise         at Time of
Name                    Repricing    Repriced    Options Granted  Repricing($)    Repricing($)     Price($)        Repricing (Yrs.)
- ----                    ---------   ----------   ---------------  ------------   --------------  ------------    ------------------
Repricings prior to 1994 for
individuals who were officers
at the time of repricing:

Bruce J. Alexander       12/23/87     18,000         18,000            8.33           5.00            5.00                 5.8
President & Chief
Executive Officer (former)

Robert L. Cormia         12/23/87     24,000         24,000            8.33           5.00            5.00                 5.8

Paul Gripshover          12/23/87     12,000         12,000           10.83           5.00            5.00                 6.3
Vice President/General
Manager, Defense &
Electronic Products (former)

R. Alexander Tennant     12/23/87     22,829         22,829            8.33           5.00            5.00                 5.8
Vice President/General
Manager, Commercial
Products (former)

SEVERANCE AGREEMENTS

          The Company has entered into a series of severance agreements with its executive officers, pursuant to which they may become entitled to special benefits in connection with certain changes in control of the Company effected by merger, liquidation or tender offer.

          Under each of the agreements, a liquidation or acquisition of the Company may result in the immediate acceleration of the executive officer's outstanding options under each of the Option Plans. Accordingly, should there occur a sale of substantially all of the Company's assets or an acquisition of the Company by merger or consolidation, then all options at the time held by such officer will become immediately exercisable for fully-vested shares of Common Stock. However, such acceleration will not occur to the extent the options are to be assumed by the acquiring entity.

          In the event that (i) the outstanding options are so assumed or the change in control is effected through the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a hostile tender offer and (ii) the officer's employment is involuntarily terminated (other than for cause) within 18 months following such assumption or acquisition, then any options at the time held by the officer under the Option Plans will immediately accelerate.

          Involuntary termination is defined in each severance agreement as the officer's discharge or dismissal (other than for cause) or other termination of employment, whether voluntary or involuntary, following a material reduction in the officer's compensation or level of responsibilities, a change in the officer's job location without his or her consent or a material reduction in the officer's benefits and perquisites. Termination for cause includes any involuntary termination triggered by the executive officer's willful misconduct, gross negligence or unauthorized use or disclosure of trade secrets or other confidential information of the Company.

          In addition to the acceleration of the executive officer's outstanding options, such individual may become entitled to a lump sum severance payment upon his or her involuntary termination within 18 months after the change in control. Accordingly, to the extent the spread on the officer's accelerated options (the excess of the market price, at the time of acceleration, of the shares of Common Stock for which the options are accelerated over the aggregate exercise price payable for such shares) does not exceed 2.99 times the officer's average W-2 wages from the Company for the five fiscal years preceding the fiscal year in which the change in control occurs, a cash severance payment will be provided to the officer. However, the cash payment will in no event exceed the lesser of (i) two times the sum of the executive officer's annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year or (ii) the amount necessary to bring the total benefit package (acceleration plus severance) up to the "2.99 times average W-2 wages" limitation.

          In the event benefits had become due as of February 28, 1995 under the severance agreements currently in effect for the executive officers listed in the Summary Compensation Table, the maximum cash amounts payable would be as follows: Mr. Schwartz, $413,000; Mr. Larrenaga, $367,000; Mr. Cormia, $320,000; Mr. Hood, $322,000; Dr. Woodard, $284,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          All members of the Board participated in deliberations of the Board concerning executive compensation. Mr. Schwartz, the Company's President and Chief Executive Officer, is a member of the Board. The other members of the Board include Mr. Alexander and Mr. Smart, former officers of the Company, and Messrs. Cattoi, Montgomery, Reagan, Sedgwick and Wilson.


REPORT OF THE BOARD OF DIRECTORS CONCERNING EXECUTIVE COMPENSATION

          It is the duty of the members of the Company's Board to set the base salary of certain executive officers and to administer the Company's benefit plans. In addition, the Board approves the individual bonus programs to be in effect for certain executive officers each fiscal year. However, the Company's Restated 1987 Stock Option, under which stock option grants may be made to such officers and other key employees, is administered by the Stock Option Committee, a sub-committee of the Human Resources Committee of the Board. During the 1994 fiscal year, Mr. Schwartz abstained with respect to actions of the Board relating to his own compensation.

          For the 1994 fiscal year, the Board established the compensation payable to Mr. Schwartz, President and Chief Executive Officer, Mr. Larrenaga, Senior Vice President and Chief Financial Officer, Mr. Cormia, Senior Vice President, Technology, Mr. Hood, Vice President/General Manager of International Operations, and Dr. Woodard, Vice President, Engineering.

          GENERAL COMPENSATION POLICY. Executive compensation is competitive in order to recruit, retain and motivate people of needed capabilities. For executives, the Company strives to link total compensation to performance. Base compensation, benefits and perquisites are intended to be competitive.
Incentive compensation is provided in the form of cash bonuses and stock options. The Company anticipates that compensation levels of its executive officers will generally be reviewed in the early part of each fiscal year.

          FACTORS. Several of the more important factors which were considered in establishing the components of each executive officer's compensation package for the 1994 fiscal year are summarized below.

          BASE SALARY. The base salary for each executive officer is set on the basis of personal performance and salary levels for comparable positions at companies with revenue levels comparable to that of the Company. Information regarding comparable salary levels is obtained from published surveys of companies which may or may not be in industries comparable to that of the Company. Generally, the Company targets base salaries at the mid-point of such market data.

          ANNUAL INCENTIVE COMPENSATION. The annual pool of bonuses for executive officers is determined solely on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives, with substantially greater weight being given to achievement of corporate rather than functional objectives. In particular, approximately 70% of an executive's target bonus is based on achieving corporate objectives and the balance on achieving the executive's functional objectives, such as profitability improvement, asset management, market position, product leadership and key projects. These factors are evaluated on a subjective basis without specific weighting.

          Due to the need for a continued turnaround period, the bonus plan for executives was modified for 1992, 1993 and 1994 to provide additional incentive for turnaround.

          LONG-TERM INCENTIVE COMPENSATION. In 1994, the Human Resources Committee approved the grants of stock options to each of the listed officers under the Company's Restated 1987 Stock Option Plan. The grants are designed to align the interests of the executive officer with those of the stockholders and provide each such individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The decision to award options to certain officers and the number of shares subject to each such option grant was based upon the officer's type and level of function, criticality of function, contribution and performance against objectives as described above. The Committee considers the number of options already held by executives when approving new options to executives. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 7 years). Accordingly, the option will provide a return to the executive officer only if the market price of the Common Stock appreciates over the option term.

          OPTION CANCELLATIONS AND REGRANTS (REPRICINGS). In October 1994, the Company determined that the weak performance of the Company's stock price was severely limiting the motivational and retention value of the options held by its employees. In response, the Company implemented a program under which employees could "trade in" a number of higher-priced options for a smaller number of lower-priced options. Employees could elect to turn in options of any price and receive three-fourths the number of options at $2.50 per share in return. Those options vested at the time of cancellation and regrant would revest in one year; those options unvested at the time of the cancellation and regrant would vest on the original option schedule, but no sooner than within one year. Executive officers elected to participate in this program as shown in the table entitled "Repricing of Stock Options".

          CEO COMPENSATION. The annual base salary for the Company's Chief Executive Officer, Mr. Schwartz, was established upon his promotion from the position of Vice President, Operations in May 1994. The decision was made primarily on the basis of Mr. Schwartz's personal performance and the range of base salaries paid to the chief executive officers of companies with comparable revenue levels. At the time of his promotion, Mr. Schwartz's new salary was approximately at the midpoint of the range of base salaries paid to the chief executive officers of comparable companies. The option grants made to Mr. Schwartz, which were based upon his position and a subjective evaluation of his performance, were intended to place a significant potion of his total compensation at risk, since the options will have no value unless there is appreciation in the value of the Common Stock over the option term. Due to the performance of the Company relative to its financial objectives in 1994, no bonuses were paid to Mr. Schwartz, or to any other executive, for 1994.

          DEDUCTION LIMIT FOR EXECUTIVE COMPENSATION. Recently enacted Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

          The Company believes that stock options granted to its executives with an exercise price equal to or greater than the fair market value of Common Stock on the date of grant qualify for the performance based-compensation exception to the deduction limit. However, because final regulations have not been issued under Section 162(m), there can be no assurance that the options will so qualify. Because (i) it is unlikely that other compensation payable to any Company executive would exceed the deduction limit in the near future (ii) the conditions imposed by proposed regulations issued under Section 162(m) would require the elimination of discretion which the Company believes important in administering its performance-related compensation plans and (iii) final regulations have not been issued under Section 162(m), the Company has not yet considered whether it will seek to qualify compensation other than stock options for the performance-based exception.


                        The Human Resources Committee

                        Bruce J. Alexander, Chairman
                        Walter C. Sedgwick
                        Joseph B. Reagan



               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    AMONG SOUTHWALL TECHNOLOGIES, MEDIA GENERAL INDEX AND PEER GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           SOUTHWALL       MEDIA            PEER
(Fiscal Year Covered)        TECHNOLOGIES    GENERAL INDEX    GROUP INDEX
- ---------------------        ------------    -------------    -----------
Measurement Pt-  1989          $100           $100             $100
FYE   1990                     $ 58.06        $ 92.98          $ 67.62
FYE   1991                     $ 43.55        $120.02          $ 85.16
FYE   1992                     $ 77.42        $124.83          $105.98
FYE   1993                     $ 45.16        $143.29          $130.35
FYE   1994                     $ 35.48        $142.10          $115.23

                     ASSUMES $100 INVESTED ON JAN. 1, 1990
                          ASSUMES DIVIDEND REINVESTED
                          YEAR ENDED DECEMBER 31, 1994

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

          In 1989, the Company sold Monsanto Company ("Monsanto") 300,000 shares of Common Stock for $2,100,00 and a $2,650,000 convertible debenture due May 31, 1999 which bears interest at 2% below prime. During 1994, the Company issued 55,802 shares of Common Stock to Monsanto for payment of interest on the convertible debenture.



                                   PROPOSAL 2

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

          The Board has selected Price Waterhouse as the Company's independent accountant for the year ending December 31, 1995, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse has audited the Company's financial statements since 1983. Representatives of Price Waterhouse are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

          Stockholder ratification of the selection of Price Waterhouse as the Company's independent accountants is not required by the Company's Bylaws or otherwise. Nonetheless, the Board is submitting the selection of Price Waterhouse to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether to retain Price Waterhouse. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Price Waterhouse.


                 MANAGEMENT RECOMMENDS A VOTE "FOR" PROPOSAL 2.



                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

          Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1996 Annual Meeting of Stockholders must be received by the Company no later than December 15, 1995 in order to be included in the proxy statement and proxy relating to that meeting.


                                 OTHER BUSINESS

          The Company knows of no other business that may be presented for consideration at the meeting. If any other matters are properly presented to the meeting, however, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

          The Board hopes that Stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                    By Order of the Board of Directors

                                    /s/ ALFRED V. LARRENAGA

                                    ALFRED V. LARRENAGA, Secretary
Palo Alto, California
March 31, 1995

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          SOUTHWALL TECHNOLOGIES INC.
P                       ANNUAL MEETING OF STOCKHOLDERS
R                                MAY 11, 1995
0
X        The undersigned hereby appoints Martin M. Schwartz and Alfred V.
Y Larrenaga and each of them, as attorneys and proxies of the undersigned, with power of substitution, to vote all of the shares of stock of Southwall Technologies Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California on May 11, 1995 at 3:00 p.m. PDT, and at all continuations, and adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to all other matters that may properly come before the meeting.

         Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 31, 1995 (the "Proxy Statement").

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

         PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTPAID ENVELOPE.
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark
    votes as in
    this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS LISTED BELOW AND "FOR" PROPOSAL 2.
1. Election of directors to hold office until the 1996 Annual Meeting of Stockholders and until their successors are elected
NOMINEES:     Bruce J. Alexander, Joseph B. Reagan, Martin M. Schwartz, Walter
C. Sedgwick and J. Larry Smart

                          [_]    FOR    [_] WITHHELD
                                 ALL        FROM ALL
                              NOMINEES      NOMINEES


[_]____________________________________
 For all nominees except as noted above

2.  Ratification of the selection of Price Waterhouse  FOR   AGAINST   ABSTAIN
    LLP as Independent Public Accountants of the       [_]     [_]       [_]
    Company for Fiscal Year Ending December 31, 1995

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

                                                                 MARK HERE
                                                                FOR ADDRESS [_]
                                                                 CHANGE AND
                                                                NOTE AT LEFT
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature: __________________________________________________ Date _____________

Signature: __________________________________________________ Date _____________